Exhibit 23.2

                        Deloitte Touche Tohmatsu CPA Ltd.

            Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No.1 to Registration Statement on Form S-4 of Origin Agritech Limited of our report, dated May 4, 2005, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi into United States dollars for the convenience of the readers, relating to the consolidated financial statements of State Harvest Holdings Limited, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/S/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, China

July 6, 2005


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